EXHIBIT 99.1

For Immediate Release	Release No. 06-003

INDUSTRIAL DISTRIBUTION GROUP, INC.	For Additional Information, Contact:
(NASDAQ: IDGR)	Jack P. Healey
Executive Vice President and Chief Financial Officer Industrial Distribution Group, Inc. (404) 949-2010 www.idglink.com
INDUSTRIAL DISTRIBUTION GROUP, INC. REPORTS SECOND QUARTER 2006 RESULTS
FPS Sales Grow 6%; Company Completes Systems Integration of 65% of Operations
ATLANTA, July 27, 2006 — Industrial Distribution Group, Inc. (NASDAQ: IDGR) today reported financial results for the second quarter ended June 30, 2006.
Second quarter 2006 revenue was $137.0 million, up $1.4 million compared to $135.6 million for the comparable period of 2005. Because revenue for the 2005 period included $2.3 million attributable to the Company’s former Cardinal Machinery business unit (which was sold during the third quarter of 2005), the Company’s 2006 second quarter revenue reflects growth of 2.8% over the 2005 period from its ongoing core operations. The Company’s net earnings for the second quarter of 2006 were $1.5 million, or $0.16 per diluted share, compared to net earnings of $1.6 million, or $0.16 per diluted share, for the comparable period of 2005.
For the six-months ended June 30, 2006, revenue was $277.3 million compared to $273.6 million for the first six-months of 2005, which included $4.6 million of revenue attributable to the Company’s former Cardinal Machinery business unit. From its ongoing core operations, the Company’s revenue for the six-month period of 2006 reflects growth of 3.1% over the 2005 period. The Company’s 2006 year-to-date net earnings were $3.1 million, or $0.31 per diluted share, compared to net earnings of $2.8 million, or $0.29 per diluted share, for the six-months ended June 30, 2005.
For the second quarter of 2006, revenue from Flexible Procurement Solutions™ (FPS), IDG’s services-based supply offerings that include storeroom management, were $80.4 million, an increase of $4.6 million or 6.0% compared to the second quarter of 2005. Revenue from FPS comprised 58.7% of IDG’s total sales for the second quarter of 2006 compared to 55.9% for the comparable period of 2005.
Year-to-date 2006, FPS revenue increased $10.3 million or 6.9% compared to the same period in the prior year. At June 30, 2006, the Company had 340 total FPS sites, including 103 storeroom management arrangements, representing a net increase of nine storeroom management sites since June 30, 2005.
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During the second quarter, General MROP sales decreased $3.2 million or 5.3% to $56.6 million from $59.8 million for the prior year quarter. However, $2.3 million of that decline reflects sales in the 2005 quarter attributable to IDG’s former Cardinal Machinery business unit. As a result, General MROP sales related to IDG’s ongoing core operations declined by $0.8 million or 1.4% for the 2006 quarter as compared to the prior year.
Year-to-date 2006, General MROP sales were $116.3 million, representing a decrease of $6.6 million from the $122.9 million of General MROP sales for the comparable period of 2005, which included $4.6 million of General MROP sales attributable to the Cardinal Machinery business unit. From its ongoing core operations the Company’s 2006 year-to-date General MROP sales declined only 1.7% relative to the 2005 period.
“During the second quarter, we continued our strategic focus on aligning processes and systems to achieve our ‘One Company’ strategic objective,” said Charles A. Lingenfelter, IDG’s president and chief executive officer. “We made significant operational strides towards achieving our vision of unified processes across IDG by completing the IT systems conversion in our Midwest and Northwest regions. I am very excited about the near-term impact of completing our ‘One Company’ objectives and developing a matrix organization that enables process improvements as well as standardization of our procedures. I believe these changes will have a positive impact on our ability to grow sales and improve operating income. We are confident that our focus on IDG’s overall marketing and sales approach, combined with our strict profitability standards, will serve the Company and shareholders well in the future.”
The Company also announced its successful IT conversion, resulting in a total of 65% of its business operating on Infor’s ERP SX.enterprise (SX.e) software at June 30, 2006. As a result of the conversion, three of the Company's four regions are now operating on a common platform with common processes, part numbers, and item descriptions. The Company's ability to communicate across regions has been significantly enhanced along with its ability to manage inventory and service customers from more locations. Since activating the conversion on May 1st, the Company has resolved post-conversion issues with its Electronic Data Interchange (EDI) processes that temporarily disrupted the receipt of automated orders from some customers. The Company believes all EDI related issues were resolved prior to quarter end. The temporary disruption in receipt of such automated orders reduced the Company’s sales for the second quarter by an estimated $2.8 million to $3.2 million.
Gross margin for the second quarter of 2006 was 21.4% compared to 22.0% for the comparable period of 2005. A portion of the decline was due to higher margins in 2005 associated with sales at the former Cardinal Machinery business unit. In addition, an increase in inventory reserves and additional freight costs unfavorably impacted margins for the 2006 quarter. Year-to-date gross margin was comparable to the first six-months of the prior year.
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Selling, general, and administrative (SG&A) expense was favorable to the prior year quarter by $0.4 million, or 1.6%, and represented 19.3% of quarter-to-date sales compared to 19.8% of sales for the comparable quarter of the prior year. The decline was driven by lower healthcare expense of $0.5 million; a gain on the sale of a warehouse facility of $0.3 million; and elimination of $0.7 million of expense associated with the former Cardinal Machinery business unit. These favorable changes were partially offset by an increase in delivery expense of $0.2 million, higher bad debt expense of $0.3 million, and increased salaries expense of $0.7 million, which was due to both an increase in personnel at new FPS sites, as well as overtime and temporary labor associated with the systems conversion.
For the six months ended June 30, 2006 SG&A expense increased $0.3 million in the areas of salaries expense of $0.9 million partially due to an increase in personnel at new FPS sites, as well as overtime and temporary labor associated with the systems conversion; bad debt expense, net of recoveries, of $0.6 million; and delivery expense of $0.2 million. These increases were partially offset by a reduction in healthcare costs of $0.2 million and expenses associated with the former Cardinal Machinery business unit of $1.3 million. SG&A expense represented 19.3% of sales for the six months ended June 30, 2006 as compared to 19.5% for the prior year period.
Operating income was 2.1% of revenue for the second quarter of 2006 compared to 2.2% for the comparable period of the prior year. Year-to-date 2006, operating income increased to 2.1% of revenue from 2.0% of revenue for the six-months ended June 30, 2005.
The Company continued to manage its capital effectively during the second quarter. Interest expense decreased by $0.1 million or 28.9% compared to the 2005 quarter, resulting from a decrease in average borrowings, to $16.0 million for the quarter from $24.8 million in the second quarter of 2005. Borrowings at June 30, 2006 were lower by 36.0% as compared to the prior year, from $18.9 million at June 30, 2005 to $12.1 million at June 30, 2006. The impact of lower borrowings was partially offset by an increase in average market interest rates primarily due to Federal Reserve actions.
“IDG made steady progress during the first six-months of this year, and we will continue to focus on completing the organizational changes and systems conversion that are targeted to position us for future success,” commented Lingenfelter. “We will measure success by our ability to achieve higher sales growth across all areas of our business, improve margins, and establish a more effective cost structure. I am looking forward to the conversion of our remaining IT platform early in the fourth quarter. This milestone, coupled with the realignment of our business processes, will position IDG for improved performance as we approach 2007,” concluded Lingenfelter.

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Conference Call Information
IDG’s management will host a conference call on Thursday, July 27, 2006, at 9:00 A.M. Eastern Time, to discuss the Company’s second quarter results. To access this call, please dial (800) 497-8785. The conference ID number is 2695617. A replay of the call may be accessed by dialing (800) 642-1687 and providing the conference ID number 2695617. The replay will be available from 12:00 p.m. Eastern Time on July 27, 2006, to 11:59 p.m. Eastern Time on August 3, 2006. The conference call will also be webcast live on the Company’s website, www.idglink.com, and will be available through August 3, 2006.
About IDG
Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide products and services company that creates a competitive advantage for customers. The Company provides outsourced maintenance, repair, operating and production (MROP) procurement, management and application expertise through an array of value-added services and other arrangements that include its Flexible Procurement Solutions™ (FPS) service offerings, as well as direct general MROP sales through traditional distribution channels. The Company’s FPS service offerings emphasize and utilize IDG’s specialized knowledge in product applications and process improvements to deliver out-sourced solutions and documented cost savings for customers. Through these arrangements, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and IDG can supply at a competitive price virtually any other MROP product that its customers may require.
IDG has four operating divisions organized into regional responsibility areas. IDG serves over 20,000 active customers representing a diverse group of large and mid-sized national and international corporations, including Honeywell International, Inc., The Boeing Company, ArvinMeritor, Inc., Borg-Warner Inc., Pentair, Inc., as well as many local and regional businesses. The Company currently has a presence in 43 of the top 75 manufacturing markets in the United States.
Flexible Procurement Solutions™
IDG’s Flexible Procurement Solutions™ (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs.

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Safe Harbor
Certain matters set forth in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements relating to expected operating results and future performance, as well as future events and developments, are forward-looking statements and are not historical in nature. Generally, the words “looking forward,” “believe,” “expect,” “intend,” “estimate,” “anticipate,” “likely,” “project,” “may,” “will” and similar expressions identify forward-looking statements. Industrial Distribution Group, Inc. (the “Company”) warns that any forward-looking statements in this release involve numerous risks and uncertainties. These risks and uncertainties include, but are not limited to, the Company’s ability to compete successfully in the highly competitive and diverse maintenance, repair, operating, and production (“MROP”) market, the Company’s ability to renew profitable contracts, the availability of key personnel for employment by the Company, the Company’s reliance upon the expertise of its senior management, the Company’s reliance upon regional information systems, the interruption of business due to the Company’s system consolidation efforts, the uncertainty of customers’ demand for products and services offered by the Company, relationships with and dependence upon third-party suppliers and manufacturers, discontinuance of the Company’s distribution rights, failure to successfully implement efficiency improvements, and other risks discussed in the Company’s Forms 10-K, 10-Q, or 8-K filed with or furnished to the Securities and Exchange Commission. As a result, the Company cautions against placing undue reliance upon any forward-looking statements in this release. Moreover, pursuant to the Private Securities Litigation Reform Act of 1995, such statements speak only as of the date they were made, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

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INDUSTRIAL DISTRIBUTION GROUP, INC.
Consolidated Statements of Income
(in thousands, except share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net Sales	$137,005	$135,618	$277,281	$273,566
Cost of Sales	107,721	105,823	217,865	214,820

Gross Profit	29,284	29,795	59,416	58,746
Selling, General & Administrative Expenses	26,374	26,791	53,611	53,344

Income from Operations	2,910	3,004	5,805	5,402
Interest Expense, net	302	425	613	850
Other (Income) Expense, net	(3)	0	(21)	1

Income Before Income Taxes	2,611	2,579	5,213	4,551
Provision for Income Taxes	1,091	1,013	2,152	1,760

Net Earnings	$1,520	$1,566	$3,061	$2,791

Basic earnings per common share	$0.16	$0.17	$0.32	$0.30

Diluted earnings per common share	$0.16	$0.16	$0.31	$0.29

Basic weighted average shares outstanding	9,441,741	9,352,985	9,439,711	9,354,777

Diluted weighted average shares outstanding	9,721,465	9,726,781	9,723,232	9,728,001

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INDUSTRIAL DISTRIBUTION GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS

Total Current Assets	$142,757	$131,843
Property and Equipment, net	4,265	4,672
Intangible and Other Assets, net	3,190	3,813

TOTAL ASSETS	$150,212	$140,328

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total Current Liabilities	$63,630	$56,203
Long-Term Debt	12,109	12,818
Other Long-Term Liabilities	874	996

Total Liabilities	76,613	70,017

Total Stockholders’ Equity	73,599	70,311

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$150,212	$140,328

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